Exhibit 99.1

SeaSpine Announces Fourth Quarter and Full-Year 2015 Preliminary Results and
Issues 2016 Guidance

CARLSBAD, CA. (January 11, 2016) - SeaSpine Holdings Corporation (NASDAQ: SPNE), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, announced today preliminary unaudited financial results for the fourth quarter and year ended December 31, 2015 and issued guidance for 2016.

Preliminary and unaudited revenue for the fourth quarter of 2015 is expected to be approximately $35 million, essentially flat compared to the prior year period and continuing the trend of reversing the multi-year declines reported before the spin-off. Based on this preliminary estimate, revenue from Spinal Fusion Hardware products is expected to be approximately $17 million and revenue from Orthobiologics is expected to be approximately $18 million, both essentially flat compared to the prior year period. Compared to the fourth quarter of 2014, total U.S. revenue is expected to increase 2% to approximately $31 million, with U.S. Spinal Fusion Hardware product revenue expected to increase approximately 1% and U.S. Orthobiologics product revenue expected to increase approximately 2%.

Preliminary and unaudited full-year 2015 revenue is expected to be approximately $133.5 million. Cash and cash equivalents at December 31, 2015 are expected to be approximately $33 million.

“Our fourth quarter results highlight the benefits of being a pure-play spine company singularly focused on the needs of our surgeon customers,” said Keith Valentine, President and Chief Executive Officer of SeaSpine. “We are seeing the stabilization that comes from a newly energized salesforce, our investment in innovation and our re-engagement with the surgeon community. With our cash balance at year-end coupled with the recently announced credit facility, we have the financial flexibility to execute our strategy to accelerate top line growth.”

2016 Financial Guidance
The Company expects full-year 2016 revenue to be in a range of $136 million to $140 million, reflecting 2% to 5% growth over full-year 2015 revenue.

About SeaSpine
SeaSpine is a global medical technology company focused on the design, development and commercialization of surgical solutions for the treatment of patients suffering from spinal disorders. SeaSpine has a comprehensive portfolio of orthobiologics and spinal fusion hardware solutions to meet the varying combinations of products that neurosurgeons and orthopedic spine surgeons need to perform fusion procedures on the lumbar, thoracic and cervical spine. SeaSpine’s orthobiologics products consist of a broad range of advanced and traditional bone graft substitutes that are designed to improve bone fusion rates following a wide range of orthopedic surgeries, including spine, hip, and extremities procedures. SeaSpine’s spinal fusion hardware portfolio consists of an extensive line of products to facilitate spinal fusion in minimally invasive surgery (MIS), complex spine, deformity and degenerative procedures. Expertise in both orthobiologic sciences and spinal fusion hardware product development allows SeaSpine to offer our surgeon customers a differentiated portfolio and a complete solution to meet their fusion requirements. SeaSpine currently markets its products in the United States and in over 30 countries worldwide.

Forward-Looking Statements
SeaSpine cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that are based on the Company’s current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements relating to the Company executing its strategy to accelerate top line growth and expected revenues for full-year 2016. In addition, this release contains preliminary financial results from the fourth quarter and full year 2015. Results for 2015 are provided prior to completion of all internal and external review and audit procedures and therefore are subject to adjustment. Among the factors that could cause or contribute to material differences between the Company’s actual results and the expectations indicated by the forward-looking statements are risks and uncertainties that include, but are not limited to: the unreliability inherent in preliminary, long-term projections; surgeons’ willingness to continue to use the Company’s existing products and to adopt its newly launched products; third-party payors’ willingness to continue to provide, for the Company’s existing products, and to provide, for newly launched products, appropriate coverage, coding and reimbursement, uncertainty resulting from healthcare reform, both in the U.S. and abroad, and increased pricing pressure from the Company’s competitors, hospitals and others; delays in new product launches, including as a result of difficulties in obtaining regulatory clearance or approval of products in development or the Company’s inability to develop modifications to its existing products or new product lines; unexpected expense, including as a result of new product launches or the Company’s relatively recently beginning operations as an independent, publicly-traded company; general economic and business conditions in the markets in which the Company does business, both in the U.S. and abroad; and other risks and uncertainties more fully described in the Company’s news releases and periodic filings with the Securities and Exchange Commission. The Company’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. SeaSpine does not intend to revise or update any forward-looking statement set forth in this news release to reflect events or circumstances arising after the date hereof, except as may be required by law.

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Investor Relations Contact
Lynn Pieper
(415) 513-1281
ir@seaspine.com